As filed with the Securities and Exchange Commission on April 4, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Medivation, Inc.

(Exact name of Registrant as specified in its charter)

DELAWARE	16-3863260
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

501 Second Street, Suite 211

San Francisco, California 94107

(415) 543-3470

(Address, including zip code, and telephone number, including area code, of principal executive offices)

MEDIVATION, INC. 2004 EQUITY INCENTIVE AWARD PLAN

(Full title of the Plan)

C. Patrick Machado

Senior Vice President and Chief Financial Officer

Medivation, Inc.

501 Second Street, Suite 211

San Francisco, California 94107

415 (543-3470)

Copies to:

Michael W. Hall, Esq.

Bradley A. Bugdanowitz, Esq.

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, California 94025

(650) 328-4600

(Name and address, including zip code and telephone

number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered (1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,625,200 Shares	(2)	$2.60 (3)	$4,225,520	$453
Common Stock, par value $0.01 per share	1,356,820 Shares	(4)	$4.28 (5)	$5,807,190	$622
Total	2,982,020 Shares			$10,032,710	$1,075

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of common stock which become issuable under the Registrant’s 2004 Equity Incentive Award Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)	Represents 1,625,200 shares of the Registrant’s common stock subject to outstanding options granted under the Plan.
(3)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee, and is based on the weighted average exercise price per share of the outstanding options granted under the Plan.
(4)	Represents 1,356,820 shares of the Registrant’s common stock available for future issuance under the Plan.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). The Proposed Maximum Offering Price Per Share is $4.28 per share, which is the average of the high ($4.45) and low ($4.10) prices for the Registrant’s common stock reported by The American Stock Exchange on March 30, 2006.

Proposed sales to take place as soon after the effective date of the Registration Statement as awards granted under the Plans are exercised.

PART I

Information Required in the Section 10(a) Prospectus

The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(1)	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 filed with the Commission under the Securities Act (File No. 333-12885) on March 31, 2006;

(2)	Our Current Report on Form 8-K filed with the Commission on January 20, 2006 (File No. 000-20837); and

(3)	The description of our common stock contained in our Registration Statement on 8-A filed with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on March 14, 2006, as amended (File No. 001-32836).

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.

Any information that we later file with the Commission will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information filed under former items 9 or 12 of Form 8-K or current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

We are a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law (the “DGCL”), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

Our certificate of incorporation and bylaws provide that we shall indemnify our directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we have entered into separate indemnification agreements with our directors, officers and certain employees which require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. We also intend to maintain director and officer liability insurance, if available on reasonable terms.

These indemnification provisions and the indemnification agreements entered into between us and our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

5.1	Opinion of Latham & Watkins LLP

10.7	Medivation, Inc. 2004 Equity Incentive Award Plan*

23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm of Medivation, Inc

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

*	Incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form SB-2 filed with the Commission on January 31, 2005 (Registration No. 333-122-431).

Item 9. Undertakings.

(a)	We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on April 4, 2006.

MEDIVATION, INC.

By:	/s/ C. Patrick Machado
C. Patrick Machado
Chief Financial Officer and
Senior Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints David T. Hung and C. Patrick Machado, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ David T. Hung David T. Hung	President, Chief Executive Officer and Director	April 4, 2006

/s/ C. Patrick Machado C. Patrick Machado	Senior Vice President and Chief Financial Officer	April 4, 2006

/s/ Daniel Adams Daniel Adams	Director	April 4, 2006

/s/ Gregory H. Bailey, M.D. Gregory H. Bailey, M.D.	Director	April 4, 2006

/s/ Kim D. Blickenstaff Kim D. Blickenstaff	Director	April 4, 2006

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION
5.1	Opinion of Latham & Watkins LLP

10.7	Medivation, Inc. 2004 Equity Incentive Award Plan*

23.1	Consent of Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm of Medivation, Inc.

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

*	Incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form SB-2 filed with the Commission on January 31, 2005 (Registration No. 333-122-431).